Exhibit 99.1

FOR IMMEDIATE RELEASE

BARBARA A. TURF RESIGNS FROM

ANN TAYLOR BOARD OF DIRECTORS

New York, New York, May 1, 2006 – AnnTaylor Stores Corporation (NYSE: ANN) today reported that Barbara A. Turf resigned from the Company’s Board of Directors in order to devote more time to other business obligations. Ms. Turf, President of Euromarket Designs, Inc., has served as a Director of the Company since 2004. With this change, the Company’s Board will now have eight members.

Ronald W. Hovsepian, Chairman of the Board, commented, “We thank Barbara for her contributions to Ann Taylor and wish her all the best in the future.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of the end of Fiscal 2005.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547